Exhibit 10.34

Addendum

To

Employment Agreement

This Addendum is effective June 1, 2006 (“Addendum”) and modifies the Employment Agreement, as amended (“Agreement”) entered into effective June 2, 2005 between Lawson Software, Inc., a Delaware corporation (now known as Lawson Software Americas, Inc.) (“Company”) and Harry Debes (“Employee”), pursuant to Section 7.7 of the Agreement.  Capitalized terms not otherwise defined in this Addendum have the same respective meaning as defined in the Agreement.  The sections of the Agreement that are not expressly modified by this Addendum shall remain in effect pursuant to their terms.

Section 3.9 of the Agreement is deleted in its entirety and replaced with the following new Section 3.9:

3.9           Tier 1 Change in Control Severance Pay Plan Is Applicable to Employee.  The Lawson Software, Inc. Executive Change in Control Severance Pay Plan for Tier 1 Executives (first adopted on January 17, 2005) will apply to Employee on and after June 1, 2006 (the “Tier 1 CIC Plan”).  As stated in the Tier 1 CIC Plan, any severance payments under the Tier 1 CIC Plan will be reduced by the amount of any severance payments under this Agreement.

This Addendum may be signed in counterpart and by fax, and is effective June 1, 2006.

Lawson Software, Inc.		Lawson Software Americas, Inc.

By	/s/ David R. Hubers	By
	David R. Hubers,	Title
Compensation Committee Chair

/s/ Harry Debes
Harry Debes